Exhibit 99.1

CONTACT INFORMATION:

Investors and Media

Julie D. Tracy

Vice President, Investor Relations and Corporate Marketing

408-548-6500

jtracy@kyphon.com

Kyphon Announces Promotion of Arthur T. Taylor

to Chief Operating Officer

SUNNYVALE, Calif., February 16, 2006 (PR NEWSWIRE) -- Kyphon Inc. (Nasdaq:KYPH) today announced that effective February 15, 2006, Arthur T. Taylor was promoted to chief operating officer. In his role as COO, Mr. Taylor will lead Kyphon's research & development, manufacturing, quality, clinical research and regulatory affairs, reimbursement, product marketing and information technology operations. Mr. Taylor has served as our vice president, chief financial officer and treasurer since August 2004 and will continue to serve in that role during the interim period until his successor is hired.

"I'm delighted to announce Art's appointment to chief operating officer," said Richard Mott, president and chief executive officer of Kyphon. "Art's leadership and contributions as our chief financial officer have been exceptional, and his assumption of the COO role is a natural consequence of the outstanding, and expanding, operational leadership that he has also provided since joining Kyphon. Art has gained the respect and confidence of our entire leadership team, and has been a major contributor to our continuing growth and success. I look forward to his continued contributions as COO in realizing the growth opportunities ahead of us. We will also benefit from his continued financial counsel during both the interim period while we search for his successor and beyond."

Prior to joining Kyphon, Mr. Taylor served as senior vice president, chief financial officer of Terayon Communication Systems, Inc., a broadband access company, from February 2003 through August 2004. Before Terayon, Mr. Taylor gained in-depth experience in all aspects of medical device business while serving as chief financial officer for ReSound Corporation, a hearing healthcare company, and in several executive positions over fourteen years with Allergan, Inc., an eye care medical device and pharmaceutical company, and American Hospital Supply Corporation, which was acquired by Baxter International. Mr. Taylor holds an M.B.A. degree from the University of Southern California and a B.S. in Corporate Finance from San Diego State University, and is a Certified Management Accountant.

About Kyphon Inc.

Kyphon develops and markets medical devices designed to restore spinal function using minimally invasive technologies. The company's KyphX line of products are used in balloon kyphoplasty, a minimally invasive procedure to treat spinal fractures caused by osteoporosis or cancer. For more information, visit Kyphon's Web site at http://www.kyphon.com.

Kyphon and KyphX are registered trademarks of Kyphon Inc.